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                                                                      Exhibit 99

(O'CHARLEY'S INC. LOGO)
NEWS RELEASE

CONTACT:    Meg Bayless                   Tripp Sullivan
            Public Relations Manager      Corporate Communications, Inc.
            (615) 782-8940                (615) 254-3376


              O'CHARLEY'S INC. COMMENTS ON IMPACT OF HURRICANE IVAN

NASHVILLE, Tenn. (September 22, 2004) -- O'Charley's Inc. (NASDAQ/NM: CHUX) today announced that a total of 62 O'Charley's restaurants, or 28% of its store base, were affected by Hurricane Ivan in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Virginia and Tennessee.

      Based on the loss of revenues, the cost of boarding up stores in preparation for the storm and the expected repair costs to those restaurants affected, the Company estimates it lost net earnings of approximately $0.02 per diluted share in the third quarter due to Hurricane Ivan. The Company's estimate includes those restaurants that were closed as well as the estimated loss of revenue from slower sales at the restaurants that remained open in these markets both during and immediately after the storm. The Company sustained minor damage to several of its restaurants, and all but one location is currently open.

      O'Charley's Inc. operates 219 company-owned O'Charley's restaurants in 16 states in the Southeast and Midwest with one franchised O'Charley's restaurant in Michigan. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged steaks, a variety of seafood and chicken, freshly-baked yeast rolls, fresh-cut salads with special-recipe salad dressings and signature caramel pie. The Company also operates Ninety Nine Restaurant & Pub in 93 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New York, Rhode Island and Vermont. Ninety Nine has earned a strong reputation for providing generous portions of high-quality food at moderate prices in a comfortable, relaxed atmosphere. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. In addition, the Company operates six Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky and Tennessee. The dinner-only steakhouse concept appeals to both upscale casual dining and fine dining customers by offering high-quality food and attentive customer service typical of high-end steakhouses at more moderate prices.

This press release and statements made by or on behalf of the Company relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the risks described in the Company's filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


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            3038 Sidco Drive - Nashville, TN 37204 - (615) 256-8500